Press Release Safehold Reports Second Quarter 2020 Results NEW YORK, July 23, 2020 Safehold Inc. (NYSE: SAFE) reported results for the second quarter 2020. Highlights from the second quarter earnings announcement include:  Revenue of $37.4 million, a 90% increase year-over-year  Net income of $12.6 million, a 111% increase year-over-year  Earnings per share of $0.24, a 39% increase year-over-year  100% ground rent received  $61 million of new investments with ~$900m of remaining purchasing power  Dividend increased 4%, consistent with the current policy to grow the dividend at twice the rate of inflation  #1 total shareholder returns across all REITs year-to-date “Safehold’s solid and consistent results during these difficult times highlights the value of our ground lease strategy for investors,” said Jay Sugarman, Chairman and Chief Executive Officer. “With significant dry powder, we are also actively working to provide our customers with long-term, cost-efficient capital tailored to meet their needs in today’s market.” SAFE published a presentation detailing these results which can be found on its website, www.safeholdinc.com in the “Investor Relations” section. The Company will host an earnings conference call reviewing these results and its operations beginning at 10:00 a.m. ET. This conference call can be accessed by all interested parties through the website (listen only) or by dialing toll-free 877.226.8216 (U.S. domestic) or 409.207.6983 (international) using the conference ID: 3105625. 1114 Avenue of the Americas New York, NY 10036 T 212.930.9400 investors@safeholdinc.com

For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the website or by dialing 866.207.1041 (U.S. domestic) or 402.970.0847 (international) using the conference ID: 7079588. About Safehold: Safehold Inc. (NYSE: SAFE) is revolutionizing real estate ownership by providing a new and better way for owners to unlock the value of the land beneath their buildings. Through its modern ground lease capital solution, Safehold helps owners of high quality multifamily, office, industrial, hospitality and mixed-use properties in major markets throughout the United States generate higher returns with less risk. The Company, which is taxed as a real estate investment trust (REIT) and is managed by its largest shareholder, iStar Inc., seeks to deliver safe, growing income and long-term capital appreciation to its shareholders. Additional information on Safehold is available on its website at www.safeholdinc.com. Company Contact: Jason Fooks, Senior Vice President of Investor Relations & Marketing 1114 Avenue of the Americas New York, NY 10036 T 212.930.9400 investors@safeholdinc.com